EXECUTION VERSION
FIFTH AMENDMENT TO AMENDED AND RESTATED GUARANTEE AGREEMENT
THIS FIFTH AMENDMENT TO AMENDED AND RESTATED GUARANTEE AGREEMENT (this “Amendment”), dated as of October 12, 2023, is entered into by and between JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a national banking association, as Buyer (together with its successors and assigns “Buyer”) and GRANITE POINT MORTGAGE TRUST INC., a Maryland corporation (“Guarantor”). Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Master Repurchase Agreement (as defined below).
WITNESSETH:
WHEREAS, GP Commercial JPM LLC (“Seller”) and Buyer are parties to that certain Uncommitted Master Repurchase Agreement, dated as of December 3, 2015 (as amended by that certain Amendment No. 1 to Master Repurchase Agreement, dated as of June 28, 2017, as further amended by that certain Amendment No. 2 to Master Repurchase Agreement, dated as of June 28, 2019, as further amended by that certain Amendment No. 3 to Master Repurchase Agreement, dated as of August 23, 2019, as further amended by that certain Amendment No. 4 to Master Repurchase Agreement, dated as of December 13, 2019, as further amended by that certain Amendment No. 5 to Master Repurchase Agreement and Amendment No. 2 to Amended and Restated Guarantee Agreement, dated as of July 2, 2020, as further amended by that certain Amendment No. 6 to Master Repurchase Agreement and Amendment No. 3 to Amended and Restated Guarantee Agreement, dated as of September 25, 2020, as further amended by that certain Amendment No. 7 to Master Repurchase Agreement, dated as of September 27, 2021, as further amended by that certain Term SOFR Conforming Changes Amendment, dated as of December 31, 2021, as amended further by that certain Amendment No. 8 to Master Repurchase Agreement and Amendment No. 4 to Fee and Pricing Letter, dated as of June 28, 2022, as further amended by that certain Amendment No. 9 to Master Repurchase Agreement and Amendment No, 5 to Fee and Pricing Letter, dated as of March 16, 2023, as amended further by that certain Amendment No. 10 to Master Repurchase Agreement and Amendment No. 6 to Fee and Pricing Letter, dated as of July 28, 2023, as amended further by that certain Amendment No. 11 to Master Repurchase Agreement and Amendment No. 7 to Fee and Pricing Letter, dated as of October 12, 2023 (“MRA Amendment”) (as further amended, restated, supplemented or otherwise modified and in effect from time to time, the “Master Repurchase Agreement”); and
WHEREAS, Guarantor has executed and delivered that certain Amended and Restated Guarantee Agreement, dated as of June 28, 2017, as amended by that certain First Amendment to Amended and Restated Guarantee Agreement, dated as of December 17, 2019, and as further amended by Amendment No. 5 to Master Repurchase Agreement and Amendment No. 2 to Amended and Restated Guarantee Agreement, dated as of July 2, 2020, as further amended by Amendment No. 6 to Master Repurchase Agreement and Amendment No. 3 to Amended and Restated Guarantee Agreement, dated as of September 25, 2020, as further amended by that certain Fourth Amendment to Amended and Restated Guarantee Agreement, dated as of August 3, 2023 (as amended hereby and as further amended, restated, supplemented or otherwise modified and in effect from time to time, the “Guarantee”); and
WHEREAS, Guarantor and Buyer wish to modify certain terms and provisions of the Guarantee, as set forth herein.
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.    Amendment to Guarantee. The Guarantee is hereby amended as follows:
(a)    Section 1 of the Guarantee is hereby amended by adding the following defined term in the correct alphabetical order therein:

“Loan Material Modification” means a modification of any loan term under any underlying purchased asset under any Third Party Facility which, (i) extends the maturity of a purchased asset by more than 12 months, (ii) defers principal or interest due under the related loan documents for more than 90 days from the date payable under such loan documents, (iii) releases collateral securing the related purchased asset that increases the loan-to-value ratio of the related purchased asset by more than 5%, (iv) releases any guarantor from any material obligation or replaces a guarantor of a purchased asset. (v) decreases the interest rate, (vi) amends the maturity date of a purchased asset to be earlier than the stated maturity date (which, for the avoidance of doubt, will not include an acceleration by Seller upon a default under such purchased asset), or (vii) changes in any material respect the definitions of “Default” or “Event of Default” thereunder.
(b)    Section 2(b) of the Guarantee is hereby amended and restated in its entirety to read as follows:
(b)    Notwithstanding anything in Section 2(a) to the contrary, but subject in all cases to Sections 2(c), and (d) below, which shall control with respect to the circumstances described therein, the maximum liability of the Guarantor hereunder shall in no event exceed the sum of (i) with respect to the portion of the Purchase Price not constituting Additional Advance Amounts, twenty-five percent (25%) of the aggregate amount of the then-currently unpaid portion of such Purchase Price of all Purchased Assets that are Senior Mortgage Loans or Participation Interests in Senior Mortgage Loans, (ii) with respect to the portion of the Purchase Price consisting of Additional Advance Amounts, one hundred percent (100%) of the aggregate outstanding Additional Advance Amounts of all Additional Advance Purchased Assets, and (iii) one hundred percent (100%) of the then-currently unpaid aggregate Purchase Price of all Purchased Assets that do not consist of Senior Mortgage Loans or Participation Interests in Senior Mortgage Loans as of any date of determination.
(c)    Section 9(d) of the Guarantee is hereby deleted in its entirety and replaced with the following:
(d) Minimum Interest Expense Coverage Ratio.  Guarantor shall not, with respect to itself and its consolidated Subsidiaries, directly or indirectly, permit the ratio of (i) all amounts set forth on an income statement of Guarantor and its consolidated Subsidiaries prepared in accordance with GAAP for interest income for the period of four (4) consecutive fiscal quarters ended on or most recently prior to such date of determination to (ii) the Interest Expense of Guarantor and its consolidated Subsidiaries for such period, to be (x) at all times until the date that is four quarters following the Additional Advance Termination Date (as may be extended in accordance with the Repurchase Agreement), less than 1.30 to 1.00, and (y) at all times thereafter, less than 1.40 to 1.00.
(d)    Section 9 of the Guarantee is hereby amended by adding the following subsection (f) thereto:
(f) Notwithstanding anything to the contrary contained herein, at all times while any Additional Advances are outstanding, Guarantor shall not permit any of the following actions to be taken without Buyer’s prior written consent (i) any additional funding or advances under any third party repurchase or credit facilities for which Guarantor is a guarantor (a “Third Party Facility”) (other than (x) future funding advances under a Third Party Facility in respect of scheduled advance amounts under existing purchased assets where the applicable borrower satisfies the requirements for such advance (e.g., capex advances); (y) pledging additional purchased assets under such Third Party Facility; and (z) entering into any repurchase or credit facility with a new lender (a “New Repo Lender”) for which a first priority perfected security interest in favor of Buyer is granted over 100% of the equity interests in the related Third Party Facility seller/borrower or its direct parent under the terms of a pledge agreement in form and substance acceptable to Buyer in its sole discretion), (ii) any change of the material terms of any facility documents in respect of any Third Party Facility and (iii)except with respect to any Loan Material Modifications, which in the aggregate, account for less than 10% of purchased assets (measured by the aggregate purchase price of all purchased assets under such Third Party Facility) under the related Third Party Facility and subject to Seller’s rights under Article 3(dd)(vi) of the Repurchase Agreement, any Loan Material Modification with respect to any loan document relating to any purchased asset relating to any Third Party Facility or any collateral relating thereto. To the extent the Buyer and Seller cannot agree on a course of action with respect to any Loan Material Modification, Seller shall have the option to pay to Buyer an amount equal to the Pay-Down Amount with respect to each purchased asset under the applicable Third Party Facility.
(e)    Section 9 of the Guarantee is hereby amended by adding the following subsection (g) thereto:
(g) Guarantor shall fund an account (the “Liquidity Account”) established and maintained on the books and records of the JPMorgan Chase Bank, N.A. in the amount of $10,000,000 and cause at least $10,000,000 to be in such account at all times while any Additional Advance Amounts remain outstanding under the Repurchase Agreement. Following the occurrence of an Event of Default, Buyer shall be entitled to set off such amounts on deposit in the Liquidity Account against any and all amounts owing to Buyer under the Repurchase Agreement and the other Transaction Documents. Guarantor shall not at any time that any Additional Advance is outstanding incur any corporate level indebtedness or new recourse borrowing obligations (excluding any such indebtedness or borrowing under any Third Party Facility) exceeding $50,000,000 and/or which has a maturity on or prior to the final Additional Advance Termination Date (as may be extended in accordance with the Repurchase Agreement).
2.    Conditions Precedent to Amendment. The effectiveness of this Amendment is subject to the following:
(a)    This Amendment shall be duly executed and delivered, along with the MRA Amendment, by the Guarantor and Buyer and acknowledged by Seller;
(b)    Payment by the Seller of the actual costs and expenses, including, without limitation, the reasonable fees and expenses of counsel to Buyer, incurred by Buyer in connection with this Amendment and the transactions contemplated hereby;

(c)    Buyer shall have received such other documents as Buyer may reasonably request.
3.    Representations and Warranties of the Guarantor. On and as of the date hereof, after giving effect to this Amendment:
(a)    the Guarantor hereby represents and warrants to Buyer that no Default, Event of Default or Margin Deficit exists, and no Default, Event of Default or Margin Deficit will occur as a result of the execution, delivery and performance by such party of this Amendment;
(b)    all representations and warranties contained in the Guarantee are true, correct, complete and accurate in all respects (except such representations which by their terms speak as of a specified date); and
(c)    Guarantor is duly authorized to execute and deliver this Amendment.

4.    Continuing Effect; Reaffirmation of Guarantee. As amended by this Amendment, all terms, covenants and provisions of the Guarantee are ratified and confirmed and shall remain in full force and effect. In addition, any and all guaranties and indemnities for the benefit of Buyer and agreements subordinating rights and liens to the rights and liens of Buyer, are hereby ratified and confirmed and shall not be released, diminished, impaired, reduced or adversely affected by this Amendment, and each party indemnifying Buyer, and each party subordinating any right or lien to the rights and liens of Buyer, hereby consents, acknowledges and agrees to the modifications set forth in this Amendment and waives any common law, equitable, statutory or other rights which such party might otherwise have as a result of or in connection with this Amendment.
5.    Binding Effect; No Partnership. The provisions of the Guarantee, as amended hereby, shall be binding upon and inure to the benefit of the respective parties thereto and their respective successors and permitted assigns. Nothing herein contained shall be deemed or construed to create a partnership or joint venture between any of the parties hereto.
6.    Counterparts. This Amendment may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument, and the words “executed,” “signed,” “signature,” and words of like import as used above and elsewhere in this Amendment or in any other certificate, agreement or document related to this transaction shall include, in addition to manually executed signatures, images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, any electronic sound, symbol, or process, attached to or logically associated with a contract or other record and executed or adopted by a person with the intent to sign the record).  The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.
7.    Further Agreements. The Guarantor agrees to execute and deliver such additional documents, instruments or agreements as may be reasonably requested by Buyer and as may be necessary or appropriate from time to time to effectuate the purposes of this Amendment.
8.    Governing Law; Submission to Jurisdiction, Etc. The provisions of Sections 15 and 17 of the

Guarantee are hereby incorporated herein by reference and shall apply to this Amendment, mutatis mutandis, as if more fully set forth herein.
9.    Headings. The headings of the sections and subsections of this Amendment are for convenience of reference only and shall not be considered a part hereof nor shall they be deemed to limit or otherwise affect any of the terms or provisions hereof.
10.    References to Transaction Documents. All references to the Guarantee in any Transaction Document or in any other document executed or delivered in connection therewith shall, from and after the execution and delivery of this Amendment, be deemed a reference to the Guarantee, as amended hereby, unless the context expressly requires otherwise.
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IN WITNESS WHEREOF, the parties have executed this Amendment as of the day first written above.
Buyer:
JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a national banking association
By:     /s/ THOMAS N. CASSINO
    Name:    Thomas N. Cassino
    Title:     Managing Director

GUARANTOR:
GRANITE POINT MORTGAGE TRUST INC.,
a Maryland corporation
By:     /s/ MICHAEL KARBER
    Name:    Michael Karber
    Title:    Vice President, Secretary and
    General Counsel

ACKNOWLEDGED AND AGREED TO BY:
SELLER:
GP COMMERCIAL JPM LLC, a Delaware limited liability company
By:     /s/ MICHAEL KARBER
    Name:    Michael Karber
    Title:     Vice President, Secretary and
    General Counsel